Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

March 3, 2016

InfraREIT, Inc.

1807 Ross Avenue, 4th Floor

Dallas, Texas 75201

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to InfraREIT, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 22,192,899 shares (the “Shares”) of the common stock, $0.01 par value per share (the “Common Stock”), of the Company covered by above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares may be sold from time to time by the stockholders of the Company named in the Registration Statement under the caption “Selling Stockholders.” Of the Shares (i) 3,325,874 (the “Unit Shares”) are issuable upon the redemption of units (the “Units”) of limited partnership interest of InfraREIT Partners, LP, a Delaware limited partnership (“InfraREIT LP”), (ii) 15,307, 915 (the “Reorganization Shares”) were issued to certain Selling Stockholders in connection with the Company’s initial public offering and reorganization transactions (the “Reorganization Transactions”) and (iii) 3,367,994 are issuable (the “Hunt OP Shares”) upon the redemption of Units (the “Hunt OP Units”) of InfraREIT LP held by Hunt Consolidated, Inc. (“Hunt”) or were issued (the “Hunt Reorganization Shares”) to Hunt in connection with the Reorganization Transactions.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of Prospectus included therein, substantially in the form in which they will be transmitted to the Commission under the 1933 Act;

2. The Third Amended and Restated Agreement of Limited Partnership of InfraREIT Partners, LP, dated as of March 10, 2015 (the “Partnership Agreement”), entered into by and among the Company, in its capacity as general partner, Hunt-InfraREIT, L.L.C, a Delaware limited liability company, in its capacity as the initial limited partner, and the other limited partners party thereto;

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March 3, 2016

3. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. Resolutions adopted by the Board of Directors of the Company (collectively, the “Resolutions”), relating to, among other matters the issuance of the Unit Shares and the Hunt OP Shares upon redemption of the Units and the issuance of the Reorganization Shares and the Hunt Reorganization Shares, certified as of the date hereof by an officer of the Company;

6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7. A certificate executed by an officer of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties,

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statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. Upon the issuance of any of the Unit Shares or the Hunt OP Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6. The Reorganization Shares and the Hunt Reorganization Shares have not been, and the Shares will not be, issued or transferred in violation of the restrictions on transfer and ownership contained in Article VII of the Charter.

7. The Units have been duly authorized and validly issued by InfraREIT LP and will be exchanged for Unit Shares or Hunt OP Shares in accordance with the terms and procedures described in the Partnership Agreement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Unit Shares and the Hunt OP Shares have been duly authorized and, when and to the extent issued in exchange for the Units in accordance with the Charter, the Resolutions and the Partnership Agreement, the Unit Shares and the Hunt OP Shares will be validly issued, fully paid and nonassessable.

3. The Reorganization Shares have been duly authorized and are validly issued, fully paid and nonassessable.

4. The Hunt Reorganization Shares, to the extent listed for sale pursuant to the Registration Statement, have been duly authorized and are validly issued, fully paid and nonassessable

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any

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opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP